As filed with the Securities and Exchange Commission on June 11, 1996

================================================================================
                                                       Registration No. 333-3720

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                    --------

                               ENCON SYSTEMS, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                            04-3069270
- ---------------------------------                            -------------------
  (STATE OR OTHER JURISDICTION                                 (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)


                    ALAN L. FREIDMAN, CHIEF EXECUTIVE OFFICER
                               ENCON SYSTEMS, INC.
                                 86 SOUTH STREET
                         HOPKINTON, MASSACHUSETTS 01748
                                 (508) 435-7700
          -------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
           AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND
            NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                                    --------

                                   COPIES TO:

                             PAUL D. BROUDE, ESQUIRE
                           O'CONNOR, BROUDE & ARONSON
                          950 WINTER STREET, SUITE 2300
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 890-6600

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                       -2-




                         CALCULATION OF REGISTRATION FEE

                                                     Proposed             Proposed
Title of Each Class                                  Maximum              Maximum                 Amount of
of Securities to Be        Amount to                 Offering Price       Aggregate              Registration
Registered                 Be Registered             Per Unit (1)         Offering Price(1)          Fee
- ----------------------     -------------             ---------------      -----------------      ------------
Common Stock,
  $.01 par value
  per share(2) .........      2,826,650                $  2.125           $ 6,006,631.25         $  2,071.25(3)

- --------
(1) Estimated solely for calculation of the amount of the registration fee. All shares of Common Stock are being offered by the Selling Stockholders who are not restricted as to the price or prices at which such securities may be sold. It is anticipated that such securities will be offered at prices approximating fluctuating market prices. Therefore, pursuant to Rule 457 of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of $1.875 per share and $2.375 per share, the closing bid and asked prices of the Company's Common Stock on April 11, 1996, as reported by the NASDAQ SmallCap Stock Market.

(2) Pursuant to Rule 416 there are also registered hereunder such additional indeterminate number of shares of Common Stock that may become issuable pursuant to antidilution adjustments, stock splits, stock dividends and similar adjustments.

(3)      The filing fee was paid to the Commission on April 17, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                                       -3-


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                   SUBJECT TO COMPLETION, DATED JUNE 11, 1996


PROSPECTUS

                               ENCON SYSTEMS, INC.

                        2,826,650 SHARES OF COMMON STOCK,

                            $.01 PAR VALUE PER SHARE

         This Prospectus relates to 2,826,650 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of ENCON Systems, Inc., a Delaware corporation (the "Company"), for reoffer or resale from time to time by the Selling Stockholders (the "Selling Stockholders"). See "Selling Stockholders." 1,243,556 of the shares of Common Stock registered hereunder were issued to certain investors in the Company's 1995 Private Placement (the "1995 Private Placement"), 908,094 shares of the Common Stock registered hereunder were issued to certain investors in the Company's 1996 Private Placement (the "1996 Private Placement")., and the remaining 675,000 shares of Common Stock were issued in connection with a merger by the Company (the "Merger"). All of the shares have been registered pursuant to the terms of either certain registration rights agreements or a merger agreement between the Company and the Selling Stockholders.

         This offering (the "Offering") is not being underwritten. The shares of Common Stock being offered hereunder may be sold by the Selling Stockholders and/or their registered representatives from time to time at prices to be determined at the time of such sales. There is no minimum required purchase and there is no arrangement to have funds received by such Selling Stockholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement, unless the proceeds come from a purchaser residing in a state in which the sale of those securities has not yet been qualified. See "Plan of Distribution."

         The Selling Stockholders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders will pay or assume brokerage commissions or underwriting discounts incurred in connection with the sale of their Shares, which commissions or discounts will not be paid or assumed by the Company. The Company will not receive any part of the proceeds of any sale of Common Stock by the Selling Stockholders. The Company is paying all of the other expenses of registering the securities offered hereby under the Securities Act estimated to be $26,000 for filing, legal, accounting and miscellaneous fees and expenses, and has agreed to indemnify the Selling Stockholders in certain circumstances against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."



         The Company's Common Stock is traded on the NASDAQ SmallCap Stock Market ("NASDAQ") and on the Boston Stock Exchange under the symbols "NCON" and "ECN," respectively. The shares of Common Stock to be offered for sale pursuant to this Prospectus may be offered for sale on NASDAQ or in privately negotiated transactions. On June 7, 1996, the closing bid price of the Company's Common Stock on NASDAQ was $1.00 per share.


                                    --------

         THESE SECURITIES INVOLVE CERTAIN RISKS TO THE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                                    --------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              Underwriting              Proceeds to
                                            Price to          Discounts and             Selling
                                            Public(1)         Commissions(2)            Stockholders(2)(3)
                                            ---------         --------------            ------------------

Per Share of Common Stock ....              $  1.00                -0-                   $3,533,312.50
Total(3) .....................              $  1.00                -0-                   $3,533,312.50

- --------
(1) Estimated prices solely for the purpose of this Prospectus based on the closing bid and asked prices for the Common Stock of $1.00 and $1.50, as reported on NASDAQ on June 7, 1996.


(2) The Selling Stockholders will be responsible for any commissions for the sale of the shares offered in this Prospectus. The distribution of the shares by the Selling Stockholders may be effected in one or more transactions that may take place on NASDAQ, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for the resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.

(3) Offering expenses estimated at $26,000 are payable by the Company pursuant to its agreement with the Selling Stockholders. See "Selling Stockholders."

                                    --------

               THE DATE OF THIS PROSPECTUS IS __________ __, 1996.


                                  RISK FACTORS

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE COMMON STOCK SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PURCHASERS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE FOLLOWING FACTORS:

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS CONTAINS AN EXPLANATORY PARAGRAPH REGARDING THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN


         The Company's financial statements for the years ended December 31, 1995 ("Fiscal 1995") and 1994 were prepared on the assumption that the Company will continue as going concern and do not include any adjustments which would result if the Company would cease as a going concern. The Company incurred a net loss of $4,575,542 for Fiscal 1995, and had a working capital deficit of $1,471,695 and an accumulated deficit of $4,693,224. The Company's working capital at December 31, 1995 plus projected cash flows from ongoing operations will not be sufficient to meet current obligations as presently structured. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and to attain profitable operations and a positive cash flow. No assurance can be given that sufficient funding will be available when needed or that the Company will be able to achieve a profitable level of operations and a positive cash flow. The report of the Company's independent public accountants on the Company's financial statements as at, and for Fiscal 1995, includes an explanatory paragraph that refers to the conditions, as described above, that raise substantial doubt about the Company's ability to continue as a going concern.

DEFAULTS ON BANKING COVENANTS

         The Company is in default of its financial covenants with its lenders and is negotiating with such lenders to restructure its facilities. Canadian Imperial Bank of Commerce ("CIBC") which as of March 31, 1996 has loaned $1,339,000 to certain of the Company's Canadian subsidiaries under a revolving credit arrangement and $20,000 under a term loan arrangement (collectively, the "CIBC Loan") has requested that the Company establish an alternative source of financing to replace its facility by June 5, 1996. See "Recent Developments." The Company has guaranteed the CIBC Loan. The Company's U.S. lender, Fleet Bank, N.A. ("Fleet") has indicated its desire to be repaid by the Company and for the Company to also establish an alternative source of financing to Fleet. As of March 31, 1996, the Company owes Fleet approximately $1,675,000 under a line of credit arrangement and $136,000 under a term loan arrangement (collectively, the "Fleet Loan"). The Company is presently negotiating with CIBC and Fleet to restructure these loans. The Company expects that in connection with the Fleet Loan, it will be required to have an alternative source of financing in place on or before September 30, 1996. The Company is seeking to obtain financing from other institutional or private lenders. No assurance can be given that the Company will be successful in obtaining such financing, or if successful, that such financing will be on favorable terms. If the Company is unable to obtain such financing, the Company's operations and financial condition will be materially adversely effected and there would be substantial doubt about the Company's ability to continue as a going concern. See "Recent Developments."


NET LOSS FOR FISCAL 1995; NO ASSURANCE OF FUTURE PROFITS

         The Company reported a net loss of approximately $4,575,000 for Fiscal 1995 as compared to net income of approximately $496,000 for the year ended December 31, 1994 ("Fiscal 1994"). The Company also reported a net loss of approximately $523,000 for the three months ended March 31, 1996 as compared to net income of approximately $125,000 for the same period in 1995. In addition, at December 31, 1995 and March 31, 1996, the Company had negative working capital of $1,471,695 and $632,937, and accumulated deficit of $4,693,224 and $5,216,015, respectively. No assurance can be given that the Company will be profitable or attain improved operating results in future fiscal years.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

         The Company has experienced rapid growth as a result of the number and size of acquisitions completed by the Company since July 1993. The Company completed three acquisitions in each of 1993 and 1994 and one in 1995.

         The Company's growth and pace of acquisitions has placed, and will continue to place, a substantial strain on the Company's management, operational, financial and accounting resources. The successful management of this growth will require the Company to continue to implement and improve its financial and management information systems and to train, motivate and manage its employees. No assurance can be given that the Company will be able to identify, consummate or integrate acquisitions without substantial delays, costs or other problems. Once integrated, acquisitions may not achieve sales, profitability and asset productivity commensurate with the Company's other operations. In addition, acquisitions involve several other risks, including adverse short-term effects on the Company's reported operating results, writedowns of goodwill and other intangibles, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities. The Company's failure to manage growth effectively would have a material adverse effect on the Company's results of operations and its ability to execute its business strategy.


NEED FOR ADDITIONAL FINANCING; SUBSTANTIALLY ALL ASSETS PLEDGED

         Based upon the Company's current plans, the Company anticipates that it may require additional financing to meet its current plans for operations. No assurance can be given that additional financing will be available to the Company in the future on favorable terms, if at all. If the Company should require, but be unable to obtain, such additional financing, the Company's ability to maintain its current level of operations could be materially and adversely affected. In addition, the Company has revolving lines of credit and term loan facilities with financial institutions (the "Facilities"), pursuant to which the Company has pledged substantially all of its assets. Currently, the Company is in default of certain covenants contained in these Facilities and such financial institutions have requested that the Company establish alternative sources of financing. The cancellation by these lenders of the Company's credit facilities would have a material adverse effect on the Company's operations and financial condition. See "Default on Bank Covenants."


DEPENDENCE ON DSM PROGRAMS AND RELIANCE ON MAJOR UTILITIES

         For Fiscal 1995 and the three months ended March 31, 1996 (the "First Quarter 1996") sales to customers of Public Service Electric & Gas Company
("PSE&G") and Florida Power and Light and Florida Power in Florida (collectively, "Florida Power") in connection with their demand side management ("DSM") programs accounted for approximately 15% and 8%, and 14% and 3%, respectively, of the Company's net sales and revenues. For Fiscal 1994 and the year ended December 31, 1993, sales to customers of Consolidated Edison of New York ("Con Ed") and Ontario Hydro ("Ontario Hydro") in connection with their DSM programs accounted for an aggregate of approximately 42% and 64%, respectively, of the Company's net sales and revenues. The Company anticipates that sales related to DSM programs will continue to represent a significant, but diminishing, portion of the Company's net sales and revenues for the foreseeable future.

TERMINATION OR MODIFICATION OF DSM PROGRAMS

         DSM programs provide, among other things, rebates or reimbursements to utility customers for projects that are designed to reduce electricity consumption. The termination, elimination, suspension or modification of DSM programs in a manner which significantly reduces or curtails inducements for the installation of energy efficient products, would have a material adverse effect on the Company's business. In addition, a change in pricing structure relating to energy products eligible for rebate or reimbursement by electric utilities sponsoring DSM programs, or actions by regulatory authorities which limit or impair the ability of utilities to take into account the cost of DSM programs in their rate structures, could have a material adverse effect on the Company's business. Further, certain DSM programs have annual or other limitations on the amounts available for rebates or reimbursements thereunder, which may limit or otherwise restrict the Company's sales to customers of a particular utility.

RELIANCE ON MATERIAL CONTRACTS

         The Company periodically enters into large, one-time energy savings contracts from which it has derived significant revenues and profits. Prior to December 31, 1995, the Company accounted for revenue and costs for construction of these contracts on the completed contract method of accounting. Under this method of accounting, revenue and costs for contracts are recognized when contracts are completed. Due to the varying lengths of time required to complete certain large contracts, the operating results of the Company under the completed contract method of accounting could vary substantially from quarter to quarter and from year to year. Effective December 31, 1995, the Company adopted the percentage of completion method of accounting for construction projects that last for more than thirty days. The Company believes that it is appropriate to change from the completed contract method of accounting to the percentage of completion method of accounting as a result of the Company's acquisition of Enera Inc. ("Enera") on December 30, 1994. Enera is primarily engaged in long term contracts. The financial statements for Fiscal 1994 have been restated to apply the newly adopted method of accounting retroactively.

RECENT CHANGES IN ONTARIO HYDRO DSM PROGRAM

         Ontario Hydro recently eliminated the Guaranteed Energy Performance Program ("GEPP") for new participants. The Company is currently obligated to complete its performance under three outstanding GEPP contracts that have remaining terms that range from two to six years. Although no assurance can be given, management believes that the elimination by Ontario Hydro of its DSM program will not adversely affect the Company's operations in Canada.



POSSIBLE DELISTING OF SECURITIES FROM NASDAQ MARKET

         Although the Company's Common Stock meets the current listing requirements of, and are included on, the NASDAQ SmallCap Market ("NASDAQ"), for continued inclusion on NASDAQ (i) the Company will have to maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Common Stock will have to be $1.00 per share, (iii) at least 100,000 shares must be in a public float valued at $1,000,000 or more,
(iv) the Common Stock will have to have at least two active market  makers,  and
(v) the Common Stock will have to be held by at least 300 holders. If the Company is unable to satisfy NASDAQ's maintenance requirements, its securities may be delisted from NASDAQ. In such event, trading if any, in the Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board," if eligible. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reductions in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

         Additionally, if the Company's securities were to be delisted from NASDAQ, they could become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers to sell any of the securities acquired hereby in the secondary market.

CAPITAL INTENSIVE BUSINESS

         The Company's participation in DSM programs is capital intensive and requires significant working capital. In order for the Company to participate in DSM programs, it is generally required to purchase inventory and hire contractors prior to receiving payment from the utilities in whose programs the Company participates. Thus, the number of installation, replacement or retrofit jobs the Company may be able to complete at any time is affected by the utilities' payment policies, which may cause delays in the Company's ability to complete orders. Generally, the Company has received payment from utilities within approximately 120 to 150 days from the date the Company submits its invoice to the utilities. No assurance can be given that the utilities' payment policies will not change.

AGREEMENTS WITH INDEPENDENT SALES REPRESENTATIVES

         The Company utilizes several Independent Sales Representative Agreements (the "Sales Agreements") with each of its independent sales representatives. Each of the Sales Agreements precludes the independent sales representatives from competing with the Company and from disclosing confidential information, among other requirements. No assurance can be given that each independent sales representative will agree to enter into a Sales Agreement and actually refrain from competing with the Company or disclosing confidential information. The Company considers its relationships with its current independent sales representatives to be satisfactory.

COMPETITION

         The Company faces direct competition from energy service companies, electrical contractors and retrofitting companies for customers in the utilities' DSM programs and for non-DSM project customers. The Company believes that its participation in DSM and non-DSM programs depends in part on its ability to purchase the necessary energy efficient products to complete installation orders at lower costs than its competitors due to volume discounts obtained by the Company. No assurance can be given that the Utilities sponsoring DSM programs or the Company's suppliers will maintain their respective present pricing structures, or that changes in such pricing would not impair the Company's ability to compete in the DSM and non-DSM markets. See "Risk Factors Dependence on DSM Programs and Reliance on Major Utilities."

DEPENDENCE UPON KEY PERSONNEL

         The success of the Company is dependent on the efforts and abilities of Alan L. Freidman, its Chief Executive Officer, and Robin E. Read, its President. Messrs. Freidman and Read are employed by the Company under employment agreements expiring on December 31, 1997 and December 31, 1996, respectively. Each of these agreements include non-disclosure and non- competition provisions. The loss of the services of either one of these individuals could have a material adverse effect on the Company's business. The Company maintains key-person life insurance on the life of Mr. Freidman in the amount of $1,000,000, and the Company is currently in the process of obtaining similar key-person life insurance on the life of Mr. Read.

NO DIVIDENDS

         Since inception, the Company has not paid any dividends to its stockholders and does not plan to declare or pay dividends in the foreseeable future. The Company intends to retain any earnings to finance the operations of the Company. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors. The Company's current bank loan arrangements with Fleet Bank (formerly known as Shawmut Bank, N.A.) ("Fleet") prohibit the payment of cash dividends on the Company's securities without Fleet's written consent.

POTENTIAL LIABILITY FOR HAZARDOUS WASTE

         The Company disposes of certain hazardous materials in connection with its replacement of certain lighting products. The disposal of these materials is subject to stringent federal, state and local regulations. Although the Company believes that it is currently in compliance with such laws and regulations, current or future laws and regulations may require the Company to make expenditures for compliance with chemical exposure, waste treatment or disposal regulations. No assurance can be given that the operations, business or assets of the Company will not be materially adversely affected by the interpretation and enforcement of current or future environmental laws and regulations.

RISKS ASSOCIATED WITH CANADIAN SALES

         Sales to customers located in Canada comprised approximately 30%, 50%, 56% and 33% of the Company's net sales and revenues for the First Quarter 1996, and Fiscal 1995, 1994 and 1993, respectively. The Company intends to increase its sales efforts in Canada. A strengthening in the dollar relative to the currency in Canada might require the Company to increase the prices of its products as stated in Canadian currency, which could adversely affect the Company's sales in Canada. To the extent the Company does not raise its prices to reflect a change in the exchange rate, the overall profitability of the Company's business would be adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE


         As of June 7, 1996 the Company had 5,166,728 shares of Common Stock outstanding (excluding 197,000 Special Shares, each of which is convertible at any time into one share of Common Stock), of which 4,893,720 shares are or will be freely tradeable upon the effectiveness of the registration statement of which this Prospectus is a part, and 273,008 shares, 124,164 of which are owned by certain of the Company's executive officers and directors, are freely tradeable or currently eligible for sale under Rule 144 ("Rule 144") of the Securities Act. The 124,164 shares of Common Stock owned by certain of the Company's executive officers and directors are subject to the volume trading limitations under Rule 144.

         Ordinarily, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits sales by a person who is not an affiliate of the Company and who has satisfied a three-year holding period to sell without any quantity limitation. Future sales under Rule 144 may have a depressive effect on the public market price of the Common Stock.

         The Company has reserved an aggregate of 1,425,000 shares of Common Stock for issuance to employees, officers, directors and consultants pursuant to its 1991 Stock Option Plan, 1992 Stock Option Plan, 1994 Stock Option Plan, and 1995 Stock Option Plan (the "Plans"). To date, options to purchase 1,045,071 shares have been granted under the Plans, none of which have been exercised. The Company has also reserved for issuance (i) 511,641 shares of Common Stock upon exercise of the IPO Warrants; (ii) 115,948 shares of Common Stock upon exercise of the Underwriters' Warrants and the IPO Warrants underlying the units included in the Underwriter's Warrants; (iii) 43,500 shares of Common Stock upon exercise of the Placement Agent Warrants, subject to adjustment; (iv) 100,000 shares of Common Stock upon exercise of the warrants issued to Arnhold & S. Bleichroeder, Inc. in connection with its services as the Company's financial advisor, subject to adjustment; (v) 197,000 shares of Common Stock issuable upon exchange of 197,000 presently issued shares of special stock, no par value, of Encon Systems Canada, a Canadian subsidiary of the Company; (vii) 124,356 shares of Common Stock upon exercise of 124,356 warrants issued to Cruttenden Roth Incorporated ("Cruttenden") in connection with its services in the Company's 1995 Private Placement, subject to adjustment; and (viii) 90,809 shares of Common Stock upon exercise of 90,809 warrants issued to Cruttenden in connection with its services in the Company's 1996 Private Placement, subject to adjustment.

         The existence of outstanding options and warrants may affect the price at which the Company's Common Stock may be sold. In addition, the exercise of any such options or warrants may further dilute the net tangible book value of the Common Stock, and the holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

POSSIBLE ISSUANCE OF PREFERRED STOCK

         The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding. The issuance of any Preferred Stock could adversely affect the rights of the holders of Common Stock and reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its then owners.

LIMITED PUBLIC TRADING MARKET

         The Company's Common Stock commenced listing on the NASDAQ SmallCap Market System on January 15, 1993 under the symbol "BULB." As of June 14, 1993, the Common Stock NASDAQ symbol was changed to "NCON." From April 14, 1992 to June 11, 1993, the Company's Common Stock was listed on the BSE under the symbol "BLB." As of June 14, 1993, the Common Stock BSE symbol was changed to "ECN." Trading of the Company's securities has been limited, and no assurance can be given that an active public trading market for the Common Stock will develop or, if developed, be sustained.

LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW

         Pursuant to the Company's Certificate of Incorporation, as amended, as authorized under applicable Delaware law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit. In addition, the Company's by-laws provide that the Company must indemnify its officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in settlement of any actions against such persons in connection with their having served as officers or directors of the Company. See "Indemnification."

DELAWARE ANTI-TAKEOVER LAW

         The  Company,  as a Delaware  corporation,  is  subject to the  General
Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, the law restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies thereof may be obtained, at prescribed rates, at the public reference facilities maintained by the Commission at the Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company's Common Stock is listed for trading on NASDAQ. Reports and other information concerning the Company can be inspected at the offices of The NASDAQ Stock Market located at 1735 K Street, N.W. Washington, D.C. 20006.

         The Company has filed a Registration Statement on Form S-3 under the Securities Act, covering the Common Stock included in this Prospectus. This Prospectus does not contain all the information set forth in or annexed to exhibits to the Registration Statement filed by the Company with the Commission and reference is made to such Registration Statement and the exhibits thereto for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof, copies of which may be obtained at prescribed rates upon request to the Commission in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

         NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY THE SELLING STOCKHOLDERS TO SELL ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE SELLING STOCKHOLDERS TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been previously filed by the Company with the Commission under the Exchange Act, are incorporated by reference in this Prospectus:

         (1) Annual Report on Form 10-KSB for Fiscal 1995, as amended by an Annual Report on Form 10-KSB/A, filed June 11, 1996;

         (2) Quarterly Report on Form 10-QSB for the three months ended March 31, 1996;


         (3) Current Report on Form 8-K, filed November 24, 1995, as amended by a Current Report on Form 8-K/A-1, filed January 25, 1996, and by a Current Report on Form 8-K/A-2, filed June 7, 1996;

         (4)      Current Report on Form 8-K, filed June 11, 1996; and

         (5)      Description  of the  Company's  Common Stock in the  Company's
                  Form  8-A  Registration   Statement  and  amendment   thereto,
                  declared effective on April 14, 1992.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering described herein shall be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Maureen Petrides, Public Relations, ENCON Systems, Inc., 86 South Street, Hopkinton, Massachusetts 01748, telephone: (508) 435-7700.

                               RECENT DEVELOPMENTS

         No material changes in the Company's affairs have occurred since the end of Fiscal 1995 which have not been described in a report on an Annual Report on Form 10-KSB, a Quarterly Report on Form 10-QSB or a Current Report on Form 8-K filed by the Company under the Exchange Act, except as follows:

         1. On December 21, 1995, the Company completed the 1995 Private Placement pursuant to which 1,243,556 shares of the Company's Common Stock were sold to accredited investors at a price per share of $1.50 for an aggregate offering amount of $1,865,334.

         2. On February 9, 1996, the Company completed the 1996 Private Placement pursuant to which 908,094 shares of the Company's Common Stock were sold to accredited investors at a price per share of $1.50 for an aggregate offering amount of $1,362,141.


         3. On March 29, 1996, the borrowing availability pursuant to the Company's revolving note agreement with Public Service Conservation Resources Corporation was increased from $750,000 to $990,000. As of June 4, 1996, outstanding borrowings under this revolving note were approximately $990,000. This revolving note matures on June 30, 1996.

         4. As a result of the Company's relationship with the potential buyer of the Company's Canadian subsidiaries (the "Buyer"), the Buyer provided funding to the Company pursuant to loans or other arrangements (collectively, the "Loans"). The discussions with the Buyer regarding the possible sale of the Company's Canadian subsidiaries have been suspended. During the negotiations with the Buyer, the Company did not make certain required payments under the Loans due to the proposed structure of the transaction. However, as a result of the suspension of such discussions, the Company anticipates that it will have further discussions with the Buyer with respect to the restructuring of these Loans. The aggregate amount of the payments due and not made by the Company under the Loans as of June 10, 1996 was approximately $80,000.

         5. The Company is in default of its financial covenants pursuant to its credit facilities with CIBC. CIBC has requested that the Company establish an alternative source of financing to replace the CIBC facilities by June 5, 1996. As of June 11, 1996, the Company has not established such alternative source of financing and CIBC has not demanded payment pursuant to its facilities. However, CIBC has the right at anytime to demand such payment. The Company and CIBC are currently negotiating to restructure such loans. See "Risk Factors - Defaults on Banking Covenants."

         Investors in the 1995 and 1996 Private Placements purchased from the Company an aggregate of 2,151,650 shares of Common Stock for an agggregate purchase price of $3,227,475, or $1.50 per share. In the event that the Discounted Average Market Price of the Common Stock, as hereinafter defined, is less than $1.50 per share on the date of this Prospectus, the Company has agreed to issue additional shares of its Common Stock to each of the investors in the 1995 and 1996 Private Placements in accordance with a formula provided in the subscription agreements for such Private Placements. Pursuant to the formula, the number of additional shares of Common Stock to be issued to each investor shall be determined by dividing (i) the aggregate consideration paid by such investor to the Company in the applicable Private Placement by (ii) seventy-five percent (75%) of the average closing bid price of the Common Stock for the twenty (20) consecutive business days immediately preceding the date that the registration statement of which this Prospectus is a part is declared effective by the Commission (the "Discounted Average Market Price"), and then subtracting from the resulting quotient the amount of shares that were actually issued to such investor.

         In the event that an adjustment is made in accordance with the foregoing, the Company has also agreed to increase in a similar manner the number of shares issuable upon exercise of the warrants issued to Cruttenden Roth Incorporated, the Company's placement agent in both the 1995 and 1996 Private Placements, to purchase an aggregate of 215,165 shares of Common Stock at an exercise price of $1.50 per share.

                                   THE COMPANY

THE COMPANY'S BUSINESS

         The Company is an energy management company that designs and implements a full range of energy efficient systems for commercial, industrial and institutional facilities, and residential customers in the United States and Canada. The Company provides an array of energy efficient systems and related services with the goal of reducing customers' energy costs. The Company works closely with its customers to install or retrofit energy efficient systems and equipment. Some of the systems that the Company designs and installs include lighting fixtures, environmental control systems, energy efficient motors, heating, ventilation and air conditioning ("HVAC") systems, variable speed motor drives, and other specialized equipment. Many of these systems are designed with software to control the systems on an ongoing basis. In 1996, the Company intends to expand the products and services available to its customers into home automation technologies and security systems. In February 1996, as part of this marketing strategy, the Company through its subsidiary, Kemper Management Services, Inc. ("Kemper") signed a letter of intent to enter into a joint venture with Precision Power, Inc., a subsidiary of United Illuminating Company, to sell, install and manage security systems to residential and small commercial customers.

         The Company's energy efficient systems allow many of its business customers to participate in DSM programs offered by utilities to encourage energy conservation and reduce costs. The Company also provides energy efficient systems and services to end-users outside the context of DSM programs. These non-incentive based projects are typically larger and more sophisticated than those undertaken in connection with utility-sponsored DSM programs.

         The Company currently participates in DSM programs sponsored by Public Service of Colorado in Colorado, United Illuminating Company, Yankee Gas and Southern Connecticut Gas in Connecticut, Commonwealth Gas, Commonwealth Electric and New England Power Services in Massachusetts, Con Ed in New York, PSE&G in New Jersey, Texas Utilities Electric Company in Texas, Florida Power in Florida, MidAmerican Energy Company and Interstate Power Company in Iowa, Potomac Electric Power in Washington, D.C., and Ontario Hydro in Ontario. The Company is also currently bidding in Hawaii for DSM programs sponsored by Kauai Electric. See "Risk Factors - Dependence on DSM Programs and Reliance on Major Utilities."

GENERAL

         The Company was incorporated as a Rhode Island corporation on December 1, 1989, commenced operations in January 1990 and was reincorporated as a Delaware corporation on January 21, 1992. The Company's principal executive offices are located at 86 South Street, Hopkinton, Massachusetts 01748-2213 and its telephone number is (508) 435-7700. On June 11, 1993, the Company changed its name from "Mr. Bulb Co." to "ENCON Systems, Inc." As used in this Prospectus, except as the context may otherwise require, the "Company" refers to ENCON Systems, Inc., formerly Mr. Bulb Co., a Delaware corporation, its wholly owned U.S. subsidiaries,

Elray Services, Inc. and Kemper, and its Canadian subsidiaries, Enera, 1111576 Ontario Inc., Encon Systems Canada Inc., BFR Industries Ltd., EEP Distribution Services of Canada, Inc., and CLM Lighting Solutions of Canada, Inc., the last three of which are currently not operating, and its Rhode Island predecessor.

                                 USE OF PROCEEDS

         The Company will not receive any part of the proceeds of any sale or transactions made by the Selling Stockholders.

         The Company has agreed to pay all of the costs and fees relating to the registration of the shares of Common Stock covered by this Prospectus. The Company will not pay any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the shares of Common Stock covered by this Prospectus.

                              SELLING STOCKHOLDERS


         The following table sets forth, as of June 7, 1996, the number of shares beneficially owned prior to the Offering, the number of shares of Common Stock offered hereby, and the number of shares beneficially owned after the offering (assuming sale of all shares of Common Stock being offered hereby) by the Selling Stockholders.


                                                     Common                                         Percentage of
                                                     Stock                            Common Stock  Common Stock
                                                     Beneficially      Common         Beneficially  Beneficially
                                                     Owned             Stock          Owned After   Owned After
                                                     Prior to          Being          Completion of Completion of
Selling Stockholders(1)                              Offering          Offered        Offering      Offering
- -----------------------                              --------          -------        --------      --------
Eric Adickes                                             6,667             6,667          0                 0
A.I.M. Overseas Ltd.                                   200,000           200,000          0                 0
Michael Stuart Allen                                    13,333            13,333          0                 0
Dr. Lyle E. Allred and
  Margaret C. Allred, JTWROS                             6,000             6,000          0                 0
John Anders(2)(3)                                       66,176            66,176          0                 0
Irene Ansher and Bernard Ansher, JTWROS                 21,500            21,500          0                 0
Arthur Asch                                             25,000            25,000          0                 0
Richard Asciutto                                         3,200             3,200          0                 0
Joan N. Becich                                          13,367            13,367          0                 0
Dan Berns                                               13,334            13,334          0                 0
K.C. Box, Inc.                                          10,000            10,000          0                 0
Robert L. and Beverly M. Breese, JTWROS                  6,667             6,667          0                 0
Ron Bressinger                                          10,000            10,000          0                 0
Richard M. Brooks                                       10,000            10,000          0                 0
Douglas Cahill(2)(4)                                   165,441           165,441          0                 0
Andrew A. Ceavatta, Trustee
  f/b/o Ceavatta Trust                                  16,667            16,667          0                 0
Clark Church                                             6,667             6,667          0                 0
Clarex Limited                                         100,000           100,000          0                 0
David Cohen                                              6,667             6,667          0                 0
Lawrence J. Corneck                                     35,800            35,800          0                 0
Kelly R. Crew                                            8,500             8,500          0                 0
Charles R. Cricks and
  Doris L. Cricks, JTWROS                                6,667             6,667          0                 0

                                                     Common                                         Percentage of
                                                     Stock                            Common Stock  Common Stock
                                                     Beneficially      Common         Beneficially  Beneficially
                                                     Owned             Stock          Owned After   Owned After
                                                     Prior to          Being          Completion of Completion of
Selling Stockholders(1)                              Offering          Offered        Offering      Offering
- -----------------------                              --------          -------        --------      --------
Edward F. DeJoy, Jr.                                     6,666             6,666          0                 0
Stephen M. Delano                                        6,667             6,667          0                 0
Diego Di Benedetto                                       5,934             5,934          0                 0
Robert L. Edwards                                        8,500             8,500          0                 0
Equipont Partners L.P.                                  66,667            66,667          0                 0
Audrey Fields, Trustee f/b/o The
  Audrey Fields Trust                                   31,750            31,750          0                 0
Cerritos Ford                                           16,666            16,666          0                 0
Fred Frank and Theresa A. Frank, JTWROS                 10,000            10,000          0                 0
David M. Furr                                           16,666            16,666          0                 0
Mark Gilder and Judy Gilder, JTWROS                     13,334            13,334          0                 0
Marvin A. Ginsburg                                       6,667             6,667          0                 0
Frederick I. Goldstein                                  10,000            10,000          0                 0
Regina Grauzinis                                        11,000            11,000          0                 0
Ronald William Gregoire                                 16,666            16,666          0                 0
G.B. Builders & Developers, Inc.
  Money Purchase Pension Plan                            7,000             7,000          0                 0
Paul F. Gutierrez                                       20,000            20,000          0                 0
Andrew Harrison                                         16,666            16,666          0                 0
Timothy G. Hassell(5)                                   32,407            32,407          0                 0
Perry L. Hirsch                                         10,000            10,000          0                 0
Kai Jacobson                                             5,334             5,334          0                 0
Don Jaffe                                               28,387            28,387          0                 0
Dorothy Jaffe                                           33,335            33,335          0                 0
DLJSC IRA f/b/o Carl F. Jefferson                        9,000             9,000          0                 0
Clifford L. Johnson and Alva
  F. Johnson Intervivos Trust                            6,667             6,667          0                 0
Clifford L. Johnson and Alva F. Johnson, JTWROS          6,667             6,667          0                 0
Earl R. Jones and Sandra L. Jones, Trustees
  f/b/o The Earl and Sandra Jones Trust                 10,000            10,000          0                 0
David Scott Jones and
  Katherine Ann Bowen-Jones, JTWROS                      8,000             8,000          0                 0
Fred Karp and Karen Karp, JTWROS                        16,667            16,667          0                 0
John S. Keister and Josephine J. Keister, JTWROS         8,000             8,000          0                 0
Robert C. Kemper(2)(6)                                 416,912           416,912          0                 0
Kensington Partners, L.P.                               75,000            75,000          0                 0
Robert T. Kirk                                          70,000            70,000          0                 0
Frank M. Koerber                                         4,500             4,500          0                 0
Deepak Krishan                                           6,667             6,667          0                 0
Tristan E.G. Krogius                                     8,000             8,000          0                 0
Yeong-Hwa Liang and Lien-Ping Liang, Trustee
  f/b/o Liang Family Trust                              16,667            16,667          0                 0
Lincoln Trust Company, Trustee
  for Anthony S. Reed Standardized
  Profit Sharing Plan                                   20,000            20,000          0                 0

                                                     Common                                         Percentage of
                                                     Stock                            Common Stock  Common Stock
                                                     Beneficially      Common         Beneficially  Beneficially
                                                     Owned             Stock          Owned After   Owned After
                                                     Prior to          Being          Completion of Completion of
Selling Stockholders(1)                              Offering          Offered        Offering      Offering
- -----------------------                              --------          -------        --------      --------
Linden Group Profit Sharing Plan                         6,667             6,667          0                 0
Little Wing L.P.                                       150,000           150,000          0                 0
Mahmood Loghman-Adham                                    6,667             6,667          0                 0
Neisen Luks and Marsha Luks, JTWROS                     13,334            13,334          0                 0
Curtis R. Marshall                                       6,667             6,667          0                 0
Matthew Marshall(2)(7)                                  26,471            26,471          0                 0
Joseph Massino, Jr.                                     40,750            40,750          0                 0
Terry R. McGowan                                        12,000            12,000          0                 0
Joe T. McKibben, Trustee f/b/o
  Joe T. McKibben Revocable Trust                       48,334            48,334          0                 0
Kenneth D. Michael, Trustee
  f/b/o Kenneth D. Michael, M.D., Pension Plan          10,000            10,000          0                 0
Loren D. Miller                                          8,000             8,000          0                 0
Mark P. Miller, M.D.                                    16,666            16,666          0                 0
Mark P. Miller, M.D., Trustee
  Mark P. Miller, M.D., Inc. Profit
  Sharing Plan and Trust                                16,666            16,666          0                 0
Krishan K. Nangia and Usha Nangia, JTWROS               13,334            13,334          0                 0
Needham Capital Group, Inc.                             50,000            50,000          0                 0
Nat Orme                                                19,950            19,950          0                 0
James Pao                                                6,667             6,667          0                 0
Stuart Peck                                              6,667             6,667          0                 0
Linda Pinney                                             6,830             6,830          0                 0
B. Michael Pisani                                       20,000            20,000          0                 0
Frank Pittelli                                          11,997            11,997          0                 0
David S. Porter and Susan Berns Porter, Trustees
  f/b/o Porter Family Trust                             13,334            13,334          0                 0
Kathleen J. Rogers                                       6,667             6,667          0                 0
Gary Rosenblatt                                          6,667             6,667          0                 0
Michael Rubin                                            8,334             8,334          0                 0
James S. Sanders                                         7,000             7,000          0                 0
Adeline O. Schoenenberger, Trustee of
  the Mrs. Adeline O. Schoenenberger Trust               6,667             6,667          0                 0
Russell Shubin                                           6,667             6,667          0                 0
Shelly Singhal(3)                                       75,000            75,000          0                 0
David B. Slater                                         33,333            33,333          0                 0
Lytton W. Smith                                         14,083            14,083          0                 0
Michael J. Sterling                                     35,000            35,000          0                 0
Shawn Sullivan                                           8,700             8,700          0                 0
Craig L. Swett and Carol L. Swett, JTWROS               16,667            16,667          0                 0
Jay Teitelbaum                                         100,000           100,000          0                 0
A.A. Torta and Betty J. Torta Family Trust              10,000            10,000          0                 0
Hal Scott Townsend and Mary Jean
  Townsend, JTWROS                                      14,083            14,083          0                 0

                                                     Common                                         Percentage of
                                                     Stock                            Common Stock  Common Stock
                                                     Beneficially      Common         Beneficially  Beneficially
                                                     Owned             Stock          Owned After   Owned After
                                                     Prior to          Being          Completion of Completion of
Selling Stockholders(1)                              Offering          Offered        Offering      Offering
- -----------------------                              --------          -------        --------      --------
Paul Monka, Trustee,
  Urantia Corporation Profit Sharing Trust              27,000            27,000          0                 0
Steven M. Velardi                                        6,667             6,667          0                 0
Robert W. Walter                                        16,666            16,666          0                 0
Rex M. Weissenbach                                      13,334            13,334          0                 0
DLJSC IRA, Custodian
  f/b/o Stewart Weston                                  26,667            26,667          0                 0
Richard F. Wheeler                                       6,734             6,734          0                 0
Zvi Wilamowsky                                          15,000            15,000          0                 0
The Wilds Family Trust
  f/b/o Joe C. Wilds or Della Wilds, Trustee            16,667            16,667          0                 0
Wilds Family Trust Joe C. Wilds, Trustee                16,667            16,667          0                 0
Joel Yanowitz                                            6,667             6,667          0                 0

- --------
(1) Unless otherwise indicated, all of the Selling Stockholders purchased their shares in the 1995 Private Placement and/or the 1996 Private Placement.

(2)      Messrs.   Anders,  Cahill,  Kemper  and  Marshall  were  the  principal stockholders of Kemper prior to the Merger and all of them received their shares of Common Stock in connection with the Merger.

(3)      Mr. Anders currently serves as Vice President of Operations of Kemper.

(4) Mr. Cahill currently serves as a consultant to the Company by performing services at Kemper.

(5)      Messrs.   Hassell  and  Singhal  are  principals  of  Cruttenden   Roth
         Incorporated, the placement agent in both the 1995 Private Placement and the 1996 Private Placement.


(6) Mr. Kemper currently serves as an Executive Vice President of the Company and as the President of Kemper.


(7) Mr. Marshall currently serves as the Vice President of Management Information Systems of Kemper.

         The shares of Common Stock are being registered to permit public secondary trading of the shares from time to time by the Selling Stockholders. The Company issued the Shares being offered hereby pursuant to the 1995 and 1996 Private Placements and in connection with the Merger. The

Selling Stockholders' shares are being registered, at the expense of the Company, pursuant to the terms of either the registration rights agreements entered into in connection with the 1995 and 1996 Private Placements or the agreement entered into in connection with the Merger, exclusive of fees and expenses of the Selling Stockholders' attorneys (to the extent that they exceed $10,000 in the aggregate with respect to the Selling Stockholders who received their shares in the 1995 and 1996 Private Placements), or other representatives and selling or brokerage commissions, if any, as the result of the sale of such shares.

         The Selling Stockholders are not restricted as to the price or prices at which they may sell their securities and sales of such securities at less than the market price may depress the market price of the Company's Common Stock. It is anticipated that the sale of the securities being offered hereby when made, will be made through customary channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods. Thus, the period for sale of such securities by the Selling Stockholders may occur over an extended period of time.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders listed above. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, market, or otherwise at prices related to the then current market price or in negotiated transactions.

         The shares of Common Stock may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. The shares of Common Stock covered by this Prospectus may be sold by the Selling Stockholders in one or more transactions on NASDAQ, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of such shares of Common Stock may occur over an extended period of time. The Company is paying all of the other expenses of registering the securities offered hereby under the Securities Act estimated to be $26,000 for filing, legal, accounting and miscellaneous fees and expenses, and has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Company will not receive any proceeds from any sales of the Common Stock by the Selling Stockholders.

         In offering the shares, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Security Holders will pay or assume brokerage commissions or underwriting discounts incurred in connection with the sale of their Shares, which commissions or discounts will not be paid or assumed by the Company.

         The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

         Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 TRANSFER AGENT

         The  transfer  agent  for  the  Company's   Common  Stock  is  American
Securities Transfer, Incorporated of 1825 Lawrence Street, Suite 444, Denver, Colorado 80202-1817.

                                  LEGAL MATTERS

         Certain legal matters relating to the Common Stock offered hereby will be passed upon for the Company by O'Connor, Broude & Aronson, 950 Winter Street, Waltham, Massachusetts 02154. Certain attorneys in the firm of O'Connor, Broude & Aronson hold options to purchase an aggregate of 38,374 shares of the Company's Common Stock.

                                     EXPERTS

         The financial statements of the Company as of December 31, 1995 and for the year then ended have been incorporated by reference herein and elsewhere in this registration statement in reliance upon the report of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG covering the financial statements for Fiscal 1995 contains an explanatory paragraph that states that the accompanying financial statements for Fiscal 1995 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements for Fiscal 1995, the Company's loss from operations and limited capital resources cause substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         The report of KPMG covering the financial statements for Fiscal 1995 refers to a change to the percentage of completion method of accounting for long-term contracts.

         The financial statements of the Company as of December 31, 1994 and for the year then ended have been incorporated by reference herein and elsewhere in this registration statement in reliance upon the reports of KPMG and Craig J. Delfino, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.


         The financial statements of Kemper as of December 31, 1994 and 1993 and for the years then ended have been incorporated by reference herein and elsewhere in this registration statement in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following language:

                  To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. The Bylaws of the Company include the following provision:

                  Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification, with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

================================================================================

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER A SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                                    --------

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Risk Factors .............................................................    2
Available Information ....................................................   10
Incorporation of Certain Information
 by Reference ............................................................   11
Recent Developments ......................................................   12
The Company ..............................................................   14
Use of Proceeds ..........................................................   16
Selling Stockholders .....................................................   16
Plan of Distribution .....................................................   21
Transfer Agent ...........................................................   22
Legal Matters ............................................................   22
Experts ..................................................................   22
Indemnification ..........................................................   23


                                    --------





================================================================================


================================================================================

                                2,826,650 SHARES
                                 OF COMMON STOCK

                               ENCON SYSTEMS, INC.

                                   ----------
                                   PROSPECTUS
                                   ----------




                                 ______ __, 1996



================================================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby other than underwriting discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

         Registration Fee (SEC)...............................$    2,071.25
         Registration Fee (NASD)..............................$    1,100.66
         Transfer Agent's Fees*...............................$      300.00
         Printing Costs*......................................$    1,500.00
         Legal Fees*..........................................$   17,000.00
         Accounting Fees*.....................................$    3,000.00
         Miscellaneous*.......................................$    1,028.09
                                                               ------------
                    TOTAL*                                    $   26,000.00
                                                                ===========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         See "Indemnification" contained in Part I hereof, which is incorporated by reference.

ITEM 16.   EXHIBITS

         (a) The following is a list of exhibits filed herewith as part of this Registration Statement:

Exhibit
  No.                                                Title
  ---                                                -----
   5              Opinion letter of O'Connor, Broude & Aronson as to legality of shares being registered.

 23a              Consent of KPMG Peat Marwick LLP.

 23b              Consent of Craig J. Delfino.

 23c              Consent of O'Connor, Broude & Aronson (contained in Opinion filed as Exhibit 5).


 23d              Consent of Coopers & Lybrand L.L.P.


         (b) The following exhibit was filed as part of the Company's Form S-3 Registration Statement (No. 33-81822) declared effective by the Commission on July 29, 1994 and is incorporated herein by reference:

Exhibit
  No.                                                Title
  ---                                                -----
  3a              Certificate of Amendment of Certificate of Incorporation, dated May 26 ,1994.

         (c) The following exhibit was filed as part of the Company's Form SB-2 Registration Statement (No. 33-57556) declared effective by the Commission on December 3, 1993 and is incorporated herein by reference:

Exhibit
  No.                                                Title
  ---                                                -----
  3a              Certificate of Incorporation, as amended.

         (d) The following  exhibits  were filed as part of the  Company's  Form
S-18  Registration   Statement  (No.   33-45982-B)  declared  effective  by  the
Commission on April 14, 1992 and are incorporated herein by reference:

Exhibit
  No.                                                Title
  ---                                                -----
  3b              Bylaws.

  4b              Specimen Common Stock Certificate.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                  (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

                  (3)  To  file  a  post-effective   amendment  to  remove  from
registration any of the securities that remain unsold at the end of the Offering.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hopkinton, Commonwealth of Massachusetts, on the 10th day of June 1996.


                                                 ENCON SYSTEMS, INC.

                                                 By: /s/ Alan L. Freidman
                                                     ---------------------------
                                                     Alan L. Freidman
                                                     Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                                                 Capacity                                    Date
- ----                                                 --------                                    ----

/s/ Alan L. Freidman                                 Chairman of the Board, and                  June 10, 1996
- ---------------------------------                    Chief Executive Officer
Alan L. Freidman                                     (principal executive officer)


/s/ Thomas Beamer                                    Chief Financial Officer                     June 10, 1996
- ---------------------------------                    (principal financial and
Thomas Beamer                                        accounting officer)


/s/ Robin E. Read                                    President                                   June 10, 1996
- ---------------------------------                    and Director
Robin E. Read

/s/ Arnold Freidman                                  Director                                    June 10, 1996
- ---------------------------------
Arnold Freidman


                                      -29-

Name                                                 Capacity                                    Date
- ----                                                 --------                                    ----

/s/ Bernard R. Patriacca                             Director                                    June 10, 1996
- ------------------------------
Bernard R. Patriacca

/s/ Donald A. Worth                                  Director                                    June 10, 1996
- ------------------------------
Donald A. Worth





                                      -30-

                                  EXHIBIT INDEX

                                                                                        Sequentially
Exhibit                                                                                   Numbered
  No.                                                Title                              Page Number
  ---                                                -----                              -----------
   5              Opinion letter of O'Connor, Broude & Aronson as to
                  legality of shares being registered.

 23a              Consent of KPMG Peat Marwick LLP.

 23b              Consent of Craig J. Delfino.

 23c Consent of O'Connor, Broude & Aronson (contained in Opinion filed as Exhibit 5).


 23d              Consent of Coopers & Lybrand L.L.P.